                                                                       EXHIBIT 2


                           ASSET PURCHASE AGREEMENT



                                 by and among



                              FIRST BANKS, INC.,
                            a Missouri corporation,



                           FIRST STATE BANK OF TAOS,
                           a New Mexico state bank,


                                      and



                          FIRST CAPITAL GROUP, INC.,
                           a New Mexico corporation



                               December 31, 1999

                               TABLE OF CONTENTS

Article I - Terms of the Asset Purchase

        Section 1.01.    Purchase and Sale of Assets.......................     1
        Section 1.02.    Assumption of Liabilities.........................     2
        Section 1.03.    Designation of Assumed Leases.....................     3

Article II - Closing, Calculation of Purchase Price and Closing Deliveries

        Section 2.01.    The Closing.......................................     3
        Section 2.02.    The Closing Date..................................     3
        Section 2.03.    Calculation and Payment of Purchase Price.........     3
        Section 2.04.    Prorations........................................     4
        Section 2.05.    Closing Deliveries................................     4

Article III - Representations and Warranties of First State Bank and FCG

        Section 3.01.    Organization......................................     6
        Section 3.02.    Authorization.....................................     6
        Section 3.03.    Non-Contravention.................................     6
        Section 3.04.    Consents to Transaction...........................     6
        Section 3.05.    Compliance with Law...............................     6
        Section 3.06.    Litigation........................................     7
        Section 3.07.    Title to Assets...................................     7
        Section 3.08.    Employee Contracts................................     7
        Section 3.09.    Taxes and Insurance...............................     7
        Section 3.10.    Books and Records.................................     7
        Section 3.11.    Brokerage.........................................     7
        Section 3.12.    Lease and Loan Portfolios.........................     8
        Section 3.13.    Year 2000 Preparation.............................     8

Article IV - Representations and Warranties of First Banks

        Section 4.01.    Organization......................................     9
        Section 4.02.    Authorization.....................................     9
        Section 4.03.    Non-Contravention.................................     9
        Section 4.04.    Consents to Transaction...........................     9
        Section 4.05.    Litigation........................................     9
        Section 4.06.    Brokerage.........................................     9

Article V - Agreements of First State Bank and FCG

        Section 5.01.    Business in Ordinary Course.......................    10
        Section 5.02.    Breaches..........................................    10
        Section 5.03.    Consents to Assumed Leases and Office Lease.......    10
        Section 5.04.    Consummation of Agreement.........................    11
        Section 5.05.    Access to Information.............................    11
        Section 5.06.    No Solicitations or Negotiations..................    11
        Section 5.07.    Further Assurances................................    11
        Section 5.08.    Covenants Not to Compete..........................    11
        Section 5.09.    Year 2000 Compliance..............................    11

Article VI - Agreements of First Banks

        Section 6.01.    Regulatory Approvals..............................    12
        Section 6.02.    Breaches..........................................    12
        Section 6.03.    Consummation of Agreement.........................    12
        Section 6.04.    Lease Servicing...................................    12
        Section 6.05.    Non-Solicitation..................................    12
        Section 6.06.    Forward Looking Statements........................    12

Article VII - Conditions Precedent

        Section 7.01.    Conditions to the Obligations of First State Bank
                         and FCG...........................................    13
        Section 7.02.    Conditions to the Obligations of First Banks......    13

Article VIII - Termination or Abandonment

        Section 8.01.    Mutual Agreement..................................    14
        Section 8.02.    Breach of Representations or Agreements...........    14
        Section 8.03.    Failure of Conditions.............................    14
        Section 8.04.    Denial of Regulatory Approval.....................    15
        Section 8.05.    Unilateral Termination............................    15

Article IX - Transitional and Post-Closing Matters

        Section 9.01.    Transitional Matters; Notification to Lessees.....    15

Article X - Indemnification

        Section 10.01.   Indemnification of Purchaser......................    16
        Section 10.02.   Indemnification of First State Bank and FCG.......    16

Article XI - General

        Section 11.01.   Confidential Information..........................    16
        Section 11.02.   Publicity.........................................    17
        Section 11.03.   Return of Documents...............................    17
        Section 11.04.   Notices...........................................    17
        Section 11.05.   Expenses..........................................    18
        Section 11.06.   Survival of Representations, Warranties and
                          Agreements.......................................    18
        Section 11.07.   Entire Agreement..................................    18
        Section 11.08.   Headings and Captions.............................    18
        Section 11.09.   Waiver, Amendment or Modification.................    18
        Section 11.10.   Rules of Construction.............................    18
        Section 11.11.   Counterparts......................................    18
        Section 11.12.   Successors and Assigns............................    19
        Section 11.13.   Governing Law; Assignment.........................    19
        Section 11.14.   Arbitration.......................................    19

        Signatures.........................................................    20

        Exhibit 1      Assignment and Assumption of Leases
        Exhibit 2(a)   Bill of Sale (First State Bank)
        Exhibit 2(b)   Bill of Sale (First Capital Group, Inc.)
        Exhibit 3      Definition of Book Value

        Schedule A     Schedule of Personal Property
        Schedule B     Schedule of the Loans
        Schedule C     Schedule of Assets to be Purchased from First Capital
                       Group, Inc.
        Schedule D     Schedule of Lease

                           ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement, dated as of December 31, 1999 (the "Agreement"), is by and among First Banks, Inc., a bank holding company organized as a Missouri corporation ("First Banks"), First State Bank of Taos, a New Mexico state bank ("First State Bank"), and First Capital Group, Inc., a New Mexico corporation ("FCG").

     WHEREAS, FCG is a wholly owned subsidiary of First State Bank; and

     WHEREAS, upon the terms and provisions and subject to the conditions set forth in this Agreement, First Banks has agreed to purchase, and First State Bank and FCG have agreed to sell, certain assets of First State Bank and FCG which are identified herein, to First Banks;

     NOW, THEREFORE, in consideration of the mutual representations, warranties, agreements and covenants contained herein, First Banks, First State Bank and FCG hereby agree as follows:

                                   Article I

                          Terms of the Asset Purchase

     Section 1.01. Purchase and Sale of Assets. (a) Pursuant to the terms and provisions and subject to the conditions set forth in this Agreement, (i) First Banks (or, at the option of First Banks, a subsidiary of First Banks, in either case referred to herein as "Purchaser") shall purchase from First State Bank, and First State Bank shall sell to Purchaser, all of the assets described in subsection (b); and (ii) Purchaser shall purchase from FCG, and FCG shall sell to Purchaser, all of the assets described in subsection (c) hereof (the "Asset Purchase"), for a purchase price to be calculated and paid as set forth in
Section 2.03.

     (b) The assets to be purchased by Purchaser from First State Bank (collectively, the "Assets") consist of the following:

             (i) All of the rights of First State Banks and FCG pursuant to the Assumed Leases (as defined in Section 1.03 below).

             (ii) The furniture, fixtures, equipment, leasehold improvements, software, software licenses and other items of tangible personal property utilized by First State Bank or FCG in the equipment leasing business as of the close of business on the Closing Date and, if technically feasible, the rights to telephone or facsimile numbers used by FCG (collectively, the "Personal Property"). Set forth on Schedule A to this Agreement is a depreciation schedule that is a complete listing of the Personal Property as of the date of this Agreement. If, prior to the Closing Date, any item of Personal Property is stolen, destroyed or otherwise lost, such item shall be excluded from the sale contemplated hereby, and the term "Personal Property" as used herein shall exclude any such item(s). If, prior to the Closing Date, any item of Personal Property is damaged by fire or other casualty, such item(s), if reasonably repairable, shall be, at the option of First Banks, either (i) sold to First Banks (in accordance with the provisions hereof) and the insurance proceeds relating to such item shall be assigned to First Banks, or (ii) repaired by First State Bank prior to the Closing Date.

             (iii) All books, records, files and original documents directly relating to the Assets and the Assumed Liabilities (as defined in Section
     1.02 herein), including all records relating to the Assumed Leases (collectively, the "Records").

             (iv) First State Bank may grant to First Banks the option to acquire any or all of the loans identified on Schedule B attached hereto (the "Loans"). Not later than five business days preceding the expected Closing Date, Purchaser shall provide to First State Bank a list of Loans, if any, which Purchaser will acquire at the Closing (the "Acquired Loans").

     (c) The assets to be purchased by Purchaser from FCG are set forth on Schedule C attached hereto.

     Section 1.02. Assumption of Liabilities. Upon the terms and subject to the conditions set forth herein, First State Bank shall transfer and assign to Purchaser, and Purchaser shall assume from First State Bank and agree to pay, perform and discharge, as of the close of business on the Closing Date, the following liabilities, and none other (collectively, the "Assumed Liabilities"):

             (a) the obligations of the lessor under all leases owned by First State Bank and the obligations of the servicer under all leases serviced by First State Bank or FCG for third parties, which such leases as of the date hereof are identified on Schedule D hereto (collectively, all of such leases which are to be assigned to and assumed by Purchaser on the Closing Date in accordance with Section 1.03 are referred to herein as the "Assumed Leases");

             (b) the obligations of First State Bank pursuant to the sublease dated October 11, 1998, by and between First State Bank and St. Joseph/S.E.D.Medical Laboratories, Inc., for the office premises located at 5601 Office Blvd. NE, Suite 200, Albuquerque, New Mexico and utilized by FCG in the conduct of its business (the "Office Lease"); and

             (c) if the Purchaser exercises the option to acquire all or any of the Loans, then Purchaser shall also assume the obligations of First State Bank with respect to the Acquired Loans.

     Purchaser shall not assume any other liabilities of First State Bank, whether known or unknown, undisclosed, contingent or otherwise, which have arisen or may arise or be established in connection with the conduct of FCG's business.

     Section 1.03. Designation of Assumed Leases. (a) Five business days prior to the expected Closing Date, First State Bank shall provide to First Banks a schedule (the "Pre-Closing Schedule") of all of the equipment leases which it then owns and as to which the representations and warranties set forth in
Article III hereof are true and correct (the "Lease Portfolio").

     (b) Subject to the remaining terms and conditions of this Agreement, First Banks shall have the right to acquire all of the leases in the Lease Portfolio and the obligation to acquire leases having an aggregate net book value (as defined in Exhibit 3) ("Book Value") as of the date of the Pre-Closing Schedule equal to the total Book Value of the Lease Portfolio less the Book Value (up to but not exceeding one million dollars) of specific leases on the Pre-Closing Schedule excluded from the Asset Purchase by First Banks. Any leases thus excluded by First Banks shall not be transferred at the Closing and shall not be included within the term "Assumed Leases."

     (c) All of the remaining leases in the Lease Portfolio shall be assigned to and assumed by First Banks. The Assumed Leases shall be listed on the schedule agreed to by First State Bank and First Banks and attached to the Assignment and Assumption of Leases to be delivered at the Closing pursuant to
Section 2.05(a)(iv) hereof.

                                  Article II

         Closing, Calculation of Purchase Price and Closing Deliveries

     Section 2.01. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 5601 Office Blvd. NE, Suite 200, Albuquerque, New Mexico on the Closing Date (as defined in Section 2.02), or such other time and place as the parties may mutually agree.

     Section 2.02. The Closing Date. At First Banks' election, the Closing shall take place on either (i) one of the last five (5) business days of the month or (ii) the first business day of the month following the month, in either case during which each of the conditions in Sections 7.01 and 7.02 is satisfied or waived by the appropriate party, or on such other date as First Banks and First State Bank may agree (the "Closing Date").

     Section 2.03. Calculation and Payment of Purchase Price. The calculation and payment of the purchase price shall be made as follows:

     (a) The purchase price for all of the Assets except Acquired Loans (the "Fixed Purchase Price") shall be equal to 102.5% of the Book Value of all of the Assumed Leases, determined as of the close of business on the business day prior to the Closing Date.

     (b) If Purchaser exercises the option to acquire one or more of the Loans, it shall pay First State Bank at the Closing, in immediately available funds, a price to be mutually agreed upon.

     Section 2.04. Prorations. The parties intend that First State Bank and FCG shall operate for their own accounts the equipment leasing business to be transferred until the close of business on the Closing Date, and that the Purchaser shall operate such business for its own account after the Closing Date. Except as otherwise specifically provided in this Agreement, items of expense directly attributable to the operation of the Assumed Leases and the office expenses of FCG (including all bonuses and incentive compensation of employees of First State Bank and FCG that have accrued prior to the Closing) shall be prorated as of the close of business on the Closing Date, whether or not such payments would normally have been made as of such time. Expenses to be prorated may include, without limitation, employee compensation, property and casualty insurance (if such prorations are not made by the applicable insurer(s)), telephone, electric, gas, water, and other utility services, security services, assessments (including regulatory assessments), payments due on Assumed Leases, and similar expenses and revenue related to the business of FCG.

     Section 2.05.  Closing Deliveries.

     (a)  At the Closing, First State Bank and FCG shall deliver to Purchaser:

          (i) certificates signed by appropriate officers of each entity stating that (A) each of the representations and warranties contained in
     Article III is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Section 7.02(b) have been satisfied or waived as provided therein;

          (ii) certified copies of currently effective resolutions of the Boards of Directors of each entity, approving the execution of this Agreement and the consummation of the transactions contemplated hereby;

          (iii) certificates of the Secretary of State or comparable official of the state of incorporation of each entity, dated a recent date, stating that both of such entities are in good standing;

          (iv) an Assignment and Assumption of Leases in substantially the form set forth in Exhibit 1 to this Agreement, to which shall be attached an agreed list of the Assumed Leases;

          (v) a Bill of Sale in substantially the form set forth in Exhibit 2(a) to this Agreement, transferring the Personal Property from First State Bank to First Banks, and a Bill of Sale in substantially the form set forth in Exhibit 2(b), transferring the assets described thereon from FCG to First Banks;

          (vi) such other bills of sale, assignments, and other instruments and documents as counsel for Purchaser may reasonably require as necessary or desirable for transferring, assigning and conveying to Purchaser good, marketable and insurable title to the Assets;

          (vii) a schedule of the Assumed Leases as of the close of business on the day preceding the Closing Date, setting forth such information as Purchaser shall reasonably request;

          (viii) original, negotiable promissory notes evidencing each of the Acquired Loans, duly endorsed by First State Bank to the order of Purchaser, without recourse, and such other documents evidencing the transfer of all of First State Bank's interest in the Acquired Loans, the security therefor and its other rights pertaining to the Acquired Loans as Purchaser shall have reasonably requested;

          (ix) such Records as are capable of being delivered to Purchaser (it being understood that after the Closing Date, First State Bank shall provide Purchaser with access to any Records which are not capable of being transferred to Purchaser at the Closing); and

          (x) a legal opinion of counsel for First State Bank and FCG regarding First State Bank and FCG, this Agreement and the transactions contemplated hereby, in form reasonably satisfactory to First Banks.

     (b)  At the Closing, Purchaser shall deliver to First State Bank:

          (i) a certificate signed by an appropriate officer of First Banks stating that (A) each of the representations and warranties contained in
     Article IV is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Sections 7.01(b) and 7.01(d) have been satisfied;

          (ii) a certified copy of currently effective resolutions of the Board of Directors of Purchaser authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby;

          (iii) payment to First State Bank of the Cash Purchase Price and, if applicable, the purchase price for Acquired Loans, in a form reasonably acceptable to First State Bank;

          (iv) an Assignment and Assumption of Leases in substantially the form set forth in Exhibit 1 to this Agreement; and

          (v) a legal opinion of counsel for First Banks, regarding First Banks, this Agreement and the transactions contemplated hereby, in form reasonably satisfactory to First State Bank.

                                  Article III

          Representations and Warranties of First State Bank and FCG

     First State Bank and FCG make the following representations and warranties to First Banks:

     Section 3.01. Organization. First State Bank is a state bank duly organized, validly existing and in good standing under the laws of the State of New Mexico, the deposits of which are insured by the Federal Deposit Insurance Corporation ("FDIC"). FCG is a corporation duly organized, validly existing and in good standing under the laws of the State of New Mexico. First State Bank and FCG each has the corporate power to carry on the business of equipment leasing as the same is being conducted and to enter into and perform its obligations pursuant to this Agreement.

     Section 3.02. Authorization. The Board of Directors of First State Bank has, by all appropriate action, approved this Agreement and the transactions contemplated hereby and has authorized the execution hereof on behalf of First State Bank by its duly authorized officers and the performance of its respective obligations hereunder. Prior to the Closing, First State Bank will cause the board of directors of FCG to approve this Agreement and the transactions contemplated hereby and to authorize and ratify the execution hereof on behalf of FCG by its duly authorized officer or officers and the performance of the obligations of FCG hereunder. Approval of this Agreement and the transactions contemplated hereby by the shareholders of First State Bank or First State Bancorporation is not required. This Agreement has been duly and validly executed and delivered by First State Bank and FCG and constitutes a legal, valid and binding obligation of each of them, enforceable against them in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and to general principles of equity.

     Section 3.03. Non-Contravention. The execution and delivery of this Agreement by First State Bank and FCG do not and, subject to the receipt of all required regulatory approvals and consents, the consummation of the transactions contemplated by this Agreement, will not constitute a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or license, agreement, indenture, or instrument of First State Bank or FCG or to which either is subject.

     Section 3.04. Consents to Transaction. The consummation of the transactions contemplated by this Agreement does not require First State Bank or FCG to obtain the prior consent or approval of any person, other than any required regulatory approvals or consents.

     Section 3.05. Compliance with Law. First State Bank and FCG have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted in all material respects. The business and operations of First State Bank and FCG have been and are being conducted in accordance with all applicable laws, rules, and regulations of all authorities, including all regulations pertaining to the receipt of customer information required by state and federal law concerning taxpayer identification numbers, social security numbers and the like, except such conduct as would not have a material adverse effect on the equipment leasing business and operations of First State Bank and FCG.

     Section 3.06. Litigation. There is no litigation, claim or other proceeding pending or, to the knowledge of First State Bank or FCG, threatened against First State Bank or FCG arising out of the equipment leasing business as conducted by First State Bank and FCG, affecting any of the Assets or Assumed Liabilities, or materially affecting the ability of First State Bank or FCG to carry out this Agreement or the transactions contemplated hereby.

     Section 3.07. Title to Assets. First State Bank and FCG have, and on the Closing Date Purchaser will acquire, good and marketable title to all of the Assets, free and clear of all liens, encumbrances, restrictions or conditions (except for any limitations on the use of software imposed by written license agreements, copies of which have been provided to First Banks).

     Section 3.08. Employee Contracts. There are no employment contracts between First State Bank or FCG and any employees of FCG not terminable on thirty or fewer days' notice after the Closing Date. Neither First State Bank nor FCG is a party to any contract or arrangement with any union relating to the business conducted by FCG, and First State Bank and FCG are not aware of any pending organizational efforts. First State Bank and FCG have not entered into any agreement or otherwise made any commitment or representation to any employees with respect to their employment by Purchaser.

     Section 3.09. Taxes and Insurance. First State Bank and FCG have paid all property, excise, sales and use and other taxes imposed by any taxing authority in connection with the Assumed Leases which are due and payable as of the date hereof, and there are no unpaid taxes which could result in liens being placed on any of the Assets. First State Bank and FCG shall maintain in full force and effect through the Closing Date its present insurance coverage as it relates to the Assets.

     Section 3.10. Books and Records. The books and records of First State Bank and FCG pertaining to the Assumed Leases and the Loans and all other financial or other information provided by First State Bank and FCG to First Banks prior to the execution hereof are accurate and complete in all material respects.

     Section 3.11. Brokerage. Except as disclosed in Section 3.11 of a schedule prepared by First State Bank and FCG and executed by all of the parties concurrently with the execution of this Agreement ("the Disclosure Schedule"), there are no claims, agreements or obligations for brokerage commissions, finders' fees, financial advisory fees or similar compensation payable by First State Bank or FCG in connection with the transactions contemplated by this Agreement.

     Section 3.12. Lease and Loan Portfolios. With respect to all of the leases described on Schedule D attached hereto, all of the Assumed Leases and all of the Loans:

          (i) all leases, loans and discounts reflected in the documents, books, records, schedules and data (all as of October 31, 1999) previously made available by First State Bank for First Banks' review and analysis of the Assets, and all leases which were or will be entered into after October 31, 1999 and before the Closing Date were and will be made for good, valuable and adequate consideration in the ordinary course of the business of First State Bank and FCG, in accordance in all material respects with sound banking practices, and they are not subject to any material known defenses, setoffs or counterclaims, including without limitation those afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity;

          (ii) the documents evidencing the leases, the notes and other evidences of indebtedness evidencing the Loans and all forms of pledges, mortgages and other collateral documents and security agreements relating to the Loans are and will be in all material respects enforceable, valid, true and genuine and what they purport to be; and

          (iii) First State Bank and FCG have complied and will through the Closing Date comply with all laws and regulations relating to the leases and the Loans, or to the extent there has not been such compliance, the failure to comply will not materially interfere with the realization of the benefits of any lease or the collection of any Loan. The Loans and all leases and lease commitments extended by First State Bank and FCG and extensions, renewals or continuations of such Loans, leases and lease commitments were made in accordance with its customary lending standards in the ordinary course of business. Such leases and the Loans are evidenced by appropriate and sufficient documentation, based upon the customary and ordinary practices of First State Bank in the ordinary course of its business.

     Section 3.13. Year 2000 Preparation. The hardware and software systems utilized by First State Bank and FCG in the origination and administration of equipment leases (i) are in compliance with the Interagency Guidelines Establishing Year 2000 Standards for Safety and Soundness promulgated by the federal bank regulatory agencies and (ii) have not been a subject of any notice or other communication from any regulatory agency to the effect that any of them has failed to comply with applicable requirements. First State Bank and FCG have no reason to believe that the equipment leasing business of First State Bank and FCG as presently conducted or the hardware and software systems utilized by them in that business will be adversely affected as a result of any Year 2000 issue.

                                  Article IV

                 Representations and Warranties of First Banks

     First Banks makes the following representations and warranties to First State Bank and FCG:

     Section 4.01. Organization. First Banks is a corporation, duly organized, validly existing and in good standing under the laws of the State of Missouri. First Banks has the corporate power to carry on its business as the same is being conducted and to enter into and perform its obligations pursuant to this Agreement.

     Section 4.02. Authorization. First Banks' Board of Directors has, by all appropriate action, approved this Agreement and the transactions contemplated herein and authorized the execution hereof on its behalf by its duly authorized officers and the performance of First Banks of its obligations hereunder. Approval of this Agreement and the transactions contemplated hereby by the shareholders of First Banks is not required. This Agreement has been duly and validly executed and delivered by First Banks and constitutes a legal, valid and binding obligation of First Banks, enforceable against First Banks in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and to general principles of equity.

     Section 4.03. Non-Contravention. The execution and delivery of this Agreement by First Banks do not and, subject to the receipt of all required regulatory approvals and consents, the consummation of the transactions contemplated by this Agreement will not constitute (a) a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or license, agreement, indenture, or instrument of First Banks or to which it is subject, which breach, violation, or default would have a material adverse effect on First Banks; or (b) a breach or violation of or a default under the Articles of Incorporation or Bylaws of First Banks or any material contract or other instrument to which it is a party or by which it is bound.

     Section 4.04. Consents to Transaction. The consummation of the transactions contemplated by this Agreement does not require First Banks to obtain the prior consent or approval of any person, other than any required regulatory approvals or consents.

     Section 4.05. Litigation. There is no litigation, claim or other proceeding pending or, to First Banks' knowledge, threatened that would prohibit First Banks from consummating the transactions contemplated by this Agreement.

     Section 4.06. Brokerage. There are no claims, agreements or obligations for brokerage commissions, finders' fees, or similar compensation payable by First Banks in connection with the transactions contemplated by this Agreement.

                                   Article V

                     Agreements of First State Bank and FCG

     Section 5.01. Business in Ordinary Course. (a) From the date of this Agreement through the Closing Date, First State Bank and FCG shall conduct the equipment leasing business in substantially the same manner as it has previously been conducted, and in that regard they will utilize the same procedures, methods and credit and asset quality policies in such business as they have previously utilized.

     (b) Neither First State Bank nor FCG will, without the prior written consent of First Banks:

          (i) engage or participate in any material transaction or incur or sustain any material obligation affecting the Assets, except in the ordinary course of business;

          (ii) fail to maintain good relations with employees employed in the equipment leasing business, and the parties to the Assumed Leases or the Loans; or

          (iii) enter into or commit to enter into any new lease with a Book Value as of the date of the lease in excess of $500,000 or that would increase the aggregate Book Value of leases outstanding to any one customer (or group of affiliated customers) to more than $1,000,000, without the prior written consent of First Banks.

     (c) First State Bank and FCG shall not, without the prior written consent of First Banks, engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of First State Bank and FCG contained in Article III hereof, if such representations and warranties were given immediately following such transaction or action.

     (d) First State Bank and FCG shall promptly notify First Banks in writing of the occurrence of any matter or event known to or involving First State Bank and FCG that is materially adverse to the equipment leasing business or any of the Assets.

     Section 5.02. Breaches. In the event that First State Bank or FCG has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained herein, First State Bank and FCG shall give prompt written notice thereof to First Banks and use their best efforts promptly to prevent or cure the same.

     Section 5.03. Consents to Assumed Leases and Office Lease. First State Bank and FCG shall obtain all consents required for the transfer of the Assumed Leases and the assumption of the Office Lease by Purchaser.

     Section 5.04. Consummation of Agreement. First State Bank and FCG shall each perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and use their best efforts to consummate the transactions contemplated by this Agreement in accordance with the terms and conditions hereof. First State Bank and FCG shall furnish to First Banks in a timely manner all information, data and documents in the possession of First State Bank and FCG requested by First Banks as may be required to seek any required regulatory approvals of the transactions contemplated by this Agreement and shall otherwise cooperate fully with First Banks to carry out the purpose and intent of this Agreement.

     Section 5.05. Access to Information. From and after the date of this Agreement through the Closing Date, First State Bank and FCG shall provide to First Banks reasonable access, in a manner which will avoid undue disruption or interference with their normal operations, to the books, documents, files and records relating to the Assets, including but not limited to books of account (including the general ledger), tax records, material contracts and agreements, lease files, filings with any regulatory authority, correspondence and litigation files. First Banks will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 11.01 hereof.

     Section 5.06. No Solicitations or Negotiations. From and after the date of this Agreement through the Closing Date or a permissible termination of this Agreement, First State Bank and FCG shall not solicit or encourage, or hold discussions or negotiations with or provide information to, any person or entity in connection with any proposal for the acquisition of all or a substantial portion of the Assets. First State Bank and FCG shall promptly advise First Banks of its receipt of any such proposal or inquiry relating to any of the foregoing and the substance thereof.

     Section 5.07. Further Assurances. On and after the Closing Date, First State Bank and FCG shall give such further assurances to First Banks and, upon First Banks's reasonable request, shall execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action as may be necessary and appropriate to effectively transfer the Assets to First Banks in accordance with the terms of this Agreement.

     Section 5.08. Covenants Not to Compete. First State Bank and FCG each hereby covenants and agrees for a period of two (2) years following the Closing Date, neither it nor any of its affiliates will purchase, operate, control or otherwise have an interest in any corporation, partnership, joint venture or other legal entity engaged directly or indirectly in the business of equipment leasing.

     Section 5.09. Year 2000 Compliance. First State Bank and FCG shall cooperate with First Banks in addressing any issues in connection with the operation of hardware and software owned or utilized by First State Bank and FCG in equipment leasing that may arise with respect to errors relating to, or the product of, data which represents or references dates or periods of time before and after calendar year 2000 A.D.

                                   Article VI

                           Agreements of First Banks

     Section 6.01. Regulatory Approvals. First Banks shall promptly file all regulatory applications required in order to consummate the transactions contemplated by this Agreement. First Banks shall timely file all documents required to seek all necessary permits and approvals required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its best efforts to obtain all required regulatory approvals and consents on a timely basis.

     Section 6.02. Breaches. In the event that First Banks has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, First Banks shall give prompt written notice thereof to First State Bank and FCG and use its best efforts promptly to prevent or cure the same.

     Section 6.03. Consummation of Agreement. First Banks shall perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and use its best efforts to consummate the transactions contemplated by this Agreement in accordance with the terms and conditions hereof.

     Section 6.04. Lease Servicing. It is contemplated that First State Bank will continue after the Closing Date to own those leases that are excluded from the Asset Purchase and are not part of the Assumed Leases ("Retained Leases"). At its sole option, First State Bank may engage First Banks to service the Retained Leases in consideration of a servicing fee equal to 3/8% per annum of the Book Value thereof, pursuant to usual and customary servicing arrangements to be mutually agreed upon by First Banks and First State Bank.

     Section 6.05. Non-Solicitation. First Banks hereby covenants that, for a period of two (2) years following the Closing Date, neither it nor any of its affiliates will knowingly solicit banking business from parties to Assumed Leases who are also banking customers of First State Bank, but this Section 6.05 does not prohibit or limit (i) general solicitations (such as advertising, mass mailings, or similar forms of solicitation) to the public or to First Banks' customers, including parties to Assumed Leases, for banking and banking-related services or (ii) solicitations of additional leasing business from leasing customers.

     Section 6.06.  Forward Looking Statements.  First Banks will not rely upon
(i) any oral representations or statements made by First State Bank or FCG regarding the future prospects of the equipment leasing business being acquired pursuant to this Agreement, or (ii) projections prepared by either of them with regard to future returns or tax effects associated with the Assumed Leases.

                                  Article VII

                              Conditions Precedent

     Section 7.01. Conditions to the Obligations of First State Bank and FCG. The obligations of First State Bank and FCG to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by First State Bank and FCG) prior to or on the Closing Date of the following conditions:

     (a) The representations and warranties made by First Banks in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on the Closing Date;

     (b) First Banks shall have performed and complied in all material respects with all of its obligations and agreements hereunder required to be performed prior to the Closing Date under this Agreement;

     (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding by any bank regulatory authority or other governmental agency seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions illegal;

     (d) All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the transactions contemplated by this Agreement shall have been obtained and all waiting periods required by law shall have expired; and

     (e) First State Bank and FCG shall have received all documents required to be received from First Banks on or prior to the Closing Date, all in form and substance reasonably satisfactory to First State Bank and FCG.

     Section 7.02. Conditions to the Obligations of First Banks. The obligations of First Banks to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by First Banks) prior to or on the Closing Date of the following conditions:

     (a) The representations and warranties made by First State Bank and FCG in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date;

     (b) First State Bank and FCG shall have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement;

     (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding by any bank regulatory authority seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions illegal;

     (d) All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the transactions contemplated by this Agreement shall have been obtained without any material conditions which in First Banks' reasonable opinion are materially adverse to the interests of First Banks (First Banks shall notify First State Bank and FCG in writing within ten
(10) days of the receipt of such regulatory action if any conditions have been imposed which are unacceptable to First Banks), and all waiting periods required by law shall have expired;

     (e) Purchaser shall have received all documents required to be received from First State Bank and FCG on or prior to the Closing Date, all in form and substance reasonably satisfactory to Purchaser; and

     (f) Purchaser shall have agreed to mutually satisfactory employment and compensation arrangements with Gary Millhollon. With regard to employees of FCG other than Mr. Millhollon, First Banks and First State Bank agree that First Banks will be given the opportunity to employ any or all of such employees, and First State Bank will not offer employment to any employee who is offered employment by First Banks.

                                  Article VIII

                           Termination or Abandonment

     Section 8.01. Mutual Agreement. This Agreement may be terminated by the mutual written agreement of the parties at any time prior to the Closing Date.

     Section 8.02. Breach of Representations or Agreements. In the event that there is a material breach in any of the representations and warranties or agreements of First State Bank and FCG, on the one hand, or First Bank, on the other hand, which breach is not cured within thirty days after notice to cure such breach is given to the breaching party by the non-breaching party, then the non-breaching party may terminate and cancel this Agreement by providing written notice of such action to the other party hereto.

     Section 8.03. Failure of Conditions. In the event that any of the conditions to the obligations of a party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 8.02 of this Agreement has lapsed, then the party that seeks performance of such condition(s) may terminate and cancel this Agreement by delivery of written notice of such action to the other party on such date.

     Section 8.04. Denial of Regulatory Approval. If any regulatory application filed pursuant to Section 6.01 should be finally denied or disapproved by a regulatory authority, then this Agreement shall be deemed terminated and canceled; provided, however, a request for additional information or undertaking by First Banks, as a condition for approval, shall not be deemed to be a denial or disapproval so long as First Banks diligently provides the requested information or undertaking. If any regulatory authority requests that an application be withdrawn and First Banks, in consultation with First State Bank and FCG, cannot effectively respond to or appeal any regulatory concerns, First Banks shall be deemed to have failed to obtain regulatory approval. In the event an application is denied pending an appeal, petition for review, or similar such act on the part of First Banks (hereinafter referred to as the "appeal") then the application will be deemed denied unless First Banks prepares and timely files such appeal and continues the appellate process for purposes of obtaining the necessary approval.

     Section 8.05. Unilateral Termination. If the Closing Date does not occur on or prior to the date which is 180 days following the date hereof, then this Agreement may be terminated by any party by giving written notice to the other parties.

                                   Article IX

                     Transitional and Post-Closing Matters

     Section 9.01. Transitional Matters; Notification to Lessees. (a) The parties recognize that it will be necessary to cooperate in preparing for the orderly transfer of the Assets and the Records prior to the Closing and completing the same following the Closing. Upon the reasonable request of First Banks, First State Bank and FCG agree to provide to Purchaser access to their books, records, accounts and personnel familiar with the Assets, in order to assist First Banks in planning for the transfer of the Assets and the Records, servicing the Assets, providing good customer service and realizing the economic benefits of the Asset Purchase. In that regard, First State Bank and FCG will make available their personnel for the purpose of coordinating the transfer of software, Records and accounts to Purchaser prior to the Closing.

     (b) If requested by Purchaser, at a reasonable time prior to the expected Closing Date, First State Bank will assist Purchaser in distributing a written notice to the parties to the Assumed Leases describing the pending transfer of their accounts, in a form acceptable to both parties and in compliance with any applicable regulations. The cost of such notice shall be borne by First Banks. First State Bank will cooperate with First Banks in providing such other notices to lessees as First Banks may reasonably request. Purchaser may, at its own expense, after the date on which all regulatory approvals contemplated by this Agreement shall have been received, communicate with and deliver information, brochures, bulletins and other communications concerning the transactions contemplated by this Agreement and the business and operations of Purchaser; provided, however, that all such communications shall be subject to the prior review and reasonable approval by First State Bank.

     (c) Following the Closing Date, Purchaser shall service the Assumed Leases and the Acquired Loans in the usual course of business. In the event that First State Bank or FCG shall receive payments, documents or information relating to the Assumed Leases or the Acquired Loans, they shall promptly forward the same to Purchaser and, upon Purchaser's reasonable request, provide sufficient information regarding such receipt in order to enable Purchaser to account for and service the relevant asset in a timely manner.

     (d) First State Bank and FCG shall cooperate with Purchaser in the execution and filing of such documents as may be necessary to enable Purchaser to use the name "First Capital Group, Inc." from and after the Closing Date.

                                   Article X

                                Indemnification

     Section 10.01. Indemnification of Purchaser. First State Bank and FCG shall indemnify, hold harmless and defend Purchaser from and against any and all damage, loss, liability, cost, claim, or expense (including reasonable legal fees and expenses) incurred or suffered by Purchaser by reason of or resulting from any breach by First State Bank or FCG of a representation, warranty or covenant herein or in any other agreement executed in connection herewith, any liability relating to the Assets or the Assumed Leases which was incurred on or prior to the Closing Date, or any liability of First State Bank or FCG not expressly assumed by Purchaser.

     Section 10.02. Indemnification of First State Bank and FCG. First Banks shall indemnify hold harmless and defend First State Bank and FCG from and against any and all damage, loss, liability, cost, claim, or expense (including reasonable legal fees and expenses) incurred or suffered by First State Bank and FCG by reason of or resulting from any breach by Purchaser of a representation, warranty or covenant herein or in any other agreement executed in connection herewith or any liability relating to the Assets or the Assumed Leases which is incurred after the Closing Date.

                                   Article XI

                                    General

     Section 11.01. Confidential Information. The parties acknowledge the confidential and proprietary nature of the "Information" (as herein described) that has heretofore been exchanged and that will be received from each other hereunder and agree to hold and keep, and to cause their respective agents, representatives, shareholders, affiliates, employees and consultants to hold and keep, such Information confidential. Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party or the party's affiliates that may be provided to the other, irrespective of the form of the communication of such information, by such party's employees or agents. Such Information shall not include information that is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The Information shall not be used by a party or its affiliates in any way detrimental to the other party or its affiliates, including use directly or indirectly in the conduct of a party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.

     Section 11.02. Publicity. First Banks, First State Bank and FCG shall cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the transactions contemplated hereby and shall not issue any news release or make any other public disclosure without the prior consent of the other party, unless such is required by law upon the written advice of counsel or is in response to published newspaper or other mass media reports regarding the transaction contemplated hereby, in which such latter event the parties shall consult with each other regarding such responsive public disclosure.

     Section 11.03. Return of Documents. Upon termination of this Agreement without the transactions contemplated by this Agreement becoming effective, each party (i) shall deliver to the other originals and all copies of all Information made available to such party, (ii) will not retain any copies, extracts or other reproductions in whole or in part of such Information, and (iii) will destroy all memoranda, notes and other writings prepared by either party based on the Information.

     Section 11.04. Notices. Any notice or other communication shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

     (a) if to First Banks:                  First Banks, Inc.
                                             11901 Olive Boulevard
                                             Creve Coeur, Missouri 63141
                                             Attention: Donald W. Williams
                                             Facsimile: (314) 854-5454

     with a copy to:                         John S. Daniels
                                             Attorney at Law
                                             7502 Greenville Avenue, Suite 500
                                             Dallas, Texas 75231
                                             Facsimile: (214) 890-4003

     (b) if to First State Bank:             First State Bank of Taos
                                             7900 Jefferson NE
                                             Albuquerque, New Mexico 87109
                                             Attention: Brian Reinhardt, Chief
                                                        Financial Officer
                                             Facsimile: (505) 241-7572
     with a copy to:                         Marshall G. Martin
                                             Attorney at Law
                                             500 Marquette, NW
                                             Albuquerque, New Mexico 87102
                                             Facsimile: (505) 768-1529

     (c) if to FCG:                          First Capital Group, Inc.
                                             5601 Office Blvd. NE, Suite 200
                                             Albuquerque, New Mexico 87109
                                             Attention: Gary Millhollon
                                             Facsimile: (505) 241-7177

or to such other address as any party may from time to time designate by notice to the others.

     Section 11.05. Expenses. Except as specifically provided herein, First State Bank and FCG and Purchaser each shall pay all of their own out-of-pocket expenses incurred in connection with this Agreement, including appraisals, accounting fees, legal fees and data processing charges, if any, whether or not the transactions contemplated by this Agreement are consummated.

     Section 11.06. Survival of Representations, Warranties and Agreements. The representations, warranties and agreements contained herein shall survive for a period of two years following the Closing Date or the earlier termination of this Agreement.

     Section 11.07. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings, agreements in principle and other agreements between the parties relating to the subject matter hereof.

     Section 11.08. Headings and Captions. The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

     Section 11.09. Waiver, Amendment or Modification. The conditions of this Agreement that may be waived may only be waived by notice from the party waiving such condition to the other party. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement not be amended or modified except by a written document duly executed by the parties hereto.

     Section 11.10. Rules of Construction. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) "or" is not exclusive; and (c) words in the singular may include the plural and in the plural include the singular.

     Section 11.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

     Section 11.12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. There shall be no third party beneficiaries hereof.

     Section 11.13. Governing Law; Assignment. This Agreement shall be governed by the laws of the State of New Mexico and any applicable federal laws and regulations. This Agreement may not be assigned by any of the parties hereto, except that First Banks may designate one of its subsidiaries to act as the Purchaser hereunder, provided that First Banks shall remain obligated to First State Bank and FCG for the performance of its obligations and those of Purchaser hereunder.

     Section 11.14. Arbitration. (a) Except as provided in subparagraph (b), any controversy or claim arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Unless otherwise agreed, such arbitration shall be conducted at offices of the American Arbitration Association located in Albuquerque, New Mexico, and the parties hereto hereby consent to personal jurisdiction in any arbitration proceeding instituted pursuant to this provision. Judgment upon an award rendered by the arbitrator in such a proceeding may be entered in any court having jurisdiction thereof. If any arbitration or other proceeding is brought arising out of or relating to this Agreement or the breach thereof, the prevailing party shall be entitled to recover reasonably attorneys' fees and other costs incurred in the proceeding, in addition to any other relief to which such party may be entitled.

     (b) Notwithstanding subparagraph (a), in the event of a breach of any provision of Sections 5.06, 5.08, 6.05 or 11.01 hereof, the non-breaching party shall not be required to institute such claim in arbitration, but it shall have the option of seeking any form of relief to which it may be entitled, including injunctive or other equitable relief, in any court having jurisdiction over such claim. The prevailing party in such proceeding shall be entitled to recover reasonably attorneys' fees and other costs incurred in the proceeding, in addition to any other relief to which such party may be entitled.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                             FIRST BANKS, INC.



                                             By:  Donald Williams
                                                  ------------------------------
                                             Its: Executive Vice President
                                                  ------------------------------


                                             FIRST STATE BANK OF TAOS



                                             By:  Brian C. Reinhardt
                                                  ------------------------------
                                             Its: Executive Vice President & CFO
                                                  ------------------------------


                                             FIRST CAPITAL GROUP, INC.



                                             By:  Gary Millhollan
                                                  ------------------------------
                                             Its: President
                                                  ------------------------------

                     AMENDMENT TO ASSET PURCHASE AGREEMENT

     This Amendment to Asset Purchase Agreement, dated as of February 29, 2000, is by and among First Banks, Inc., a Missouri corporation ("First Banks"), First State Bank of Taos, a New Mexico state bank ("First State Bank"), and First Capital Group, Inc., a New Mexico corporation ("FCG").

     On December 31, 1999 First Banks, First State Bank and FCG executed the Asset Purchase Agreement. The parties have concluded that it would be desirable to amend certain provisions of the Asset Purchase Agreement, as set forth herein (the "Agreement"). Except as specifically amended herein, the terms and provisions of the Agreement shall remain in full force and effect. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement, except that following the execution of this Amendment, the term "Agreement" refers to the Asset Purchase Agreement, as amended hereby.

     1. Section 2.03(a) of the Agreement is hereby amended to read in its entirety as follows:

          The purchase price for all of the Assets except Acquired Loans shall be determined on the Closing Date as described on the Exhibit to this Amendment, and shall be equal to the Book Value of the Lease Portfolio at the close of business on the business day preceding the Closing Date plus a purchase premium of $1,577,089.32, minus the Book Value of participated leases at the close of business day preceding the Closing Date, minus the Book Value at the close of business on the business day preceding the Closing Date of the leases excluded from the Asset Purchase by First Banks pursuant to Section 1.03(b) of this Agreement, minus 2.5%times the Book Value of the leases excluded from the Asset Purchase pursuant to Section 1.03(b) if this Agreement.

     2. Section 2.04 of the Agreement is hereby amended to read in its entirety as follows:

          Section 2.04 Prorations; Incentive Compensation. (a) Except as otherwise specifically provided in this Agreement, First State Bank and FCG shall operate for their own accounts the equipment leasing business to by transferred until the close of business on the Closing Date, and the Purchaser shall operate such business after the Closing Date.

          (b) Items of expenses directly attributable to the operation of the Assumed Leases and the office expenses of FCG, except for incentive compensation relating to leases originated from January 1, 2000 through the Closing Date, shall be prorated and paid as of the closing of business on the Closing Date, whether or not such payments would normally have been made as of such time. Expenses to be prorated may include, without limitation, employee compensation other than incentive compensation, property and casualty insurance (if such prorations are not made by the applicable insurer(s)), telephone, electric, gas, water, and other utility services, security services, assessments (including regulatory assessments), payments due on Assumed Leases, and similar expenses and revenue related to the business of FCG. Prior to the Closing, First State Bank and FCG will pay all incentive compensation relating to leases originated prior to January 1, 2000.

          (c) Promptly following the Closing, First Banks will implement a system for the payment of incentive compensation to employees of First State Bank and FCG who become employees of the Purchaser after the Closing (the "First Banks Plan"), which system will govern compensation of the employees of Purchaser who receive incentive compensation and will be different than that utilized by First State Bank and FCG. In the event that any such compensation is payable as of the Closing Date to employees with respect to leases originated by FCG from January 1, 2000 through the Closing Date (according to the terms of the First Banks Plan), First Banks or Purchaser will pay the appropriate amounts to such employees within ten days following the Closing Date.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                             FIRST BANKS, INC.


                                             By: Donald Williams
                                             -----------------------------------
                                                 Executive Vice President


                                             FIRST STATE BANK OF TAOS


                                             By: Brian C. Reinhardt
                                             -----------------------------------
                                                 Executive Vice President & CFO


                                             FIRST CAPITAL GROUP, INC.


                                             By: Gary Millhollon
                                             -----------------------------------
                                                 President

               EXHIBIT TO AMENDMENT TO ASSET PURCHASE AGREEMENT

Purchase Price Calculation:

          Book value of the Lease Portfolio at the close of business on the business day preceding the Closing Date

Plus      Purchase Premium of $1,577,089.32

Minus Book Value of participated leases at the close of business on the business day preceding the Closing Date

Minus     Book Value of leases excluded from the Asset Purchase pursuant to
          Section 1.03 (b) of the Asset Purchase Agreement at the close of business on the business day preceding the Closing Date

Minus 2.5% times the Book Value of leases excluded from the Asset Purchase Pursuant to Section 1.03(b) of the Asset Purchase Agreement

--------------------------------------------------------------------------------

Example:

Assume:   Values as of December 31, 1999

          $1,000,000 Book Value of leases excluded from the Asset Purchase pursuant to Section 1.03(b) of the Asset Purchase Agreement

          Book Value of the Lease Portfolio

               Financing Leases                    $66,188,738.60
               Operating Leases                      2,213,988.63
                                                   --------------
                                                   $68,402,727.23

Plus      Purchase Premium                         $ 1,577,089.32

Minus     Book Value of participated leases        $ 5,319,154.47

Minus     Book Value of excluded leases            $ 1,000,000.00

Minus     2.5% times B.V. of excluded leases       $    25,000.00


          Purchase Price                           $63,635,662.08